EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
    We consent to the incorporation by reference in Registration Statement No. 333-238902 on Form S-8 of our reports dated March 1, 2023, relating to the financial statements of Clean Harbors, Inc. and the effectiveness of Clean Harbors, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 1, 2023